Exhibit 99.7

10b5-1 Preset Diversification Program® (PDP)1

Table of Contents

Part I.	Account and Plan Information. Instructions: To be completed by MSSB and reviewed by the Seller.

Part II.	Trade Schedules.

Trade Schedule A – Notice and Authorization of Exercise of Stock Options and Sale of Underlying Stock. Instructions: May not be applicable for some plans. For use by any seller who wishes to sell shares obtained upon the exercise of stock options. When applicable, to be completed by MSSB and reviewed by the Seller. This Trade Schedule will be provided to the Issuer as Notice of the intention to exercise stock options.

Trade Schedule B – Sale of Clean Stock/Control Stock/Restricted Stock Awards or Units or ESPP Stock. Instructions: May not be applicable for some plans. For use by any seller who wishes to sell these types of shares. When applicable, to be completed by MSSB and reviewed by the Seller.

Part III. Sales Plan Disclosures and Representations. Instructions: The Seller must review and understand these disclosures and representations. The seller is required to sign the last page of this Part III.

Part IV. Exhibits.

Exhibit A – Issuer Representation Letter. Instructions: To be reviewed and executed by an authorized representative of the Issuer.

Exhibit B – Seller Representation Letter. Instructions: May not be applicable for some plans. To be reviewed and executed only by those required to sell shares pursuant to Rule 144.

Exhibit C – Section 16 Authorization Letter. Instructions: May not be applicable for some plans. To be reviewed and signed only by those sellers who are required to comply with Section 16 of the Exchange Act. Not required if MSSB already has an Authorization Letter on file for the Seller. If required, this Authorization Letter will be provided to the Issuer’s Section 16 Compliance Officer.

		Document	To Be Signed By
Part I		Account and Plan Information	N/A
Part II	Trade Schedule A	Notice and Authorization of Exercise of Stock Options and Sale of Underlying Stock	N/A
Part II	Trade Schedule B	Sale of Clean Stock/Control Stock/Restricted Stock Awards or Units or ESPP Stock	N/A
Part III		Sales Plan Disclosures and Representations	Seller and MSSB
Part IV	Exhibit A	Issuer Representation Letter	Issuer
Part IV	Exhibit B	Seller Representation Letter	Seller, if applicable
Part IV	Exhibit C	Section 16 Authorization Letter	Seller, if applicable

[1]	Preset Diversification Program is a registered Trademark of Morgan Stanley Smith Barney LLC, protected in the United States and other countries.

PART I

Account and Plan Information

Instructions: To be completed by MSSB and reviewed by the Seller.

The undersigned (referred to hereinafter as the “Seller,” “I” or “me”) hereby appoints Morgan Stanley Smith Barney LLC (“MSSB”) as my agent for the purposes of implementing this Sales Plan (this “Plan”) that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as outlined below and for the purposes of executing this Plan. I understand that this Plan is subject to review prior to acceptance by MSSB and that, upon acceptance, MSSB will use commercially reasonable efforts to perform its obligations under this Plan.

The appointment of MSSB is for the purpose of selling my securities pursuant to the terms and conditions set forth below. Subject to such terms and conditions, MSSB accepts such appointment. This Plan is valid only for the specific security, account number and maximum total shares indicated:

Issuer (the “Issuer”): LSB Industries, Inc.	Trading Symbol: LXU

Adoption Date: May 20, 2015

The date on which the Seller executes this Plan will be defined as the Adoption Date (the “Adoption Date”).

Seller’s Name: SBL LLC

Account #: 073-112986	FA Number: 0036

Selling Start Date: June 22, 2015	Plan End Date: June 22, 2017

Note: The “Selling Start Date” may be no sooner than 14 days after the Adoption Date.

Commission: .06 per share

Seller’s Affiliation Status: ☒ 144 affiliate ☒ Section 16 insider ☐ Non 144 Affiliate but subject to trading windows ☐ Other

Share Type: ☐ Option ☒ Shares already owned ☐ Restricted Stock Award/Units ☐ Other

Plan Total Share Quantity:	Trade Schedule A:
	Trade Schedule B:	150,000
	Total Shares:	150,000

Notice:

To the Seller: Name: SBL, L.L.C. Attn: Jack E. Golsen Address: 16 S. Pennsylvania, Oklahoma City, OK 73107 Telephone: 405-232-7033 Fax: E-Mail:	Copies to: Name: Address: Telephone: Fax: E-Mail:

To Issuer: Name: LSB Industries, Inc. Corporation Attn: Heidi Brown Address: 16 S. Pennsylvania, Oklahoma City, OK 73107 Telephone: 405-235-4546 Fax: E-Mail:	Copies to: Name: Address: Telephone: Fax: E-Mail:

To: Morgan Stanley Smith Barney 10b5-1 Preset

Diversification Program Department

Primary Contact: Denise Ramoutar

Alternate Contact: Valerie Rivera

Alternate Contact: Rogers Krubiner

Address: One New York Plaza

                Floor 38th

                New York NY 10004

Telephone: 646-436-0451 (Val 536-0480)(Roger 536-0456

Fax: 646-291-3639 or 646-352-0703

E-Mail: denise.ramoutar@ms.com

Valerie.g.rivera@ms.com or roger.krubiner@ms.com

Copies to: MSSB Financial Advisor

Primary Contact: Michael Shelley

Alternate Contact 1: Geri

Alternate Contact 2:

Address: 6305 Waterford Blvd.

                Oklahoma City, OK 73118

Telephone: 405-841-3935

E-mail: michael.shelley@morganstanley.com

This Part I is an integral part of this Plan entered into by the Seller with MSSB and is subject to the terms and conditions set forth therein.

Trade Schedule B – Sale of Clean Stock/Control Stock/Restricted Stock Awards or Units or Employee Stock Purchase Plan Stock

Instructions: May not be applicable for some plans. For use by any seller who wishes to sell these types of shares. When applicable, to be completed by MSSB and reviewed by the Seller.

Name of Seller: SBL, LLC                                         Name of Issuer: LSB Industries, Inc.

I acknowledge that in the event the number of Shares in column (e) cannot be sold for any reason, including the occurrence of a suspension pursuant to this Plan, the term of this Plan will not be affected and will end on the originally scheduled Plan End Date. I represent that the information below is accurate.

MSSB MAY NOT ACCEPT A PLAN THAT COMMENCES SALES WITHIN (14) CALENDAR DAYS OF ADOPTION DATE.

*** INFORMATION ON GRID MUST BE TYPED ***

(a) Type (Clean (CLN), Control (CTRL), Restricted (RST), Restricted Stock Awards (RSA) or Units (RSU) or Employee Stock Purchase Plan shares (ESPP) )	(b) Grand ID (If applicable)	(c) Date Shares Acquired / Vest Date (If applicable)	(d) Sale Period(s)		(e) Authorized Number of Owned Shares to be Sold	(f) Limit Price (“Market” if a Market Order)
CTRL		12/15/05	June 22, 2015	June 22, 2017	150,000	$44.00

Note: Insert additional rows as necessary

“No Sale” Periods (if any)
Start Date	End Date

The maximum number of Shares to be sold under this Trade Schedule B is 150,000.

This Trade Schedule B is an integral part of this Plan entered into by the Seller with MSSB and is subject to the terms and conditions set forth therein.

PART III

Sales Plan Disclosures and Representations

Instructions: The Seller must review and understand these disclosures and representations. The Seller is required to sign the last page of this Part III.

A. General Representations.

I understand that this Plan is intended to conform with certain provisions of SEC Rule 10b5-1 of the Securities and Exchange Commission (the “Rules”). In summary, under the Rules, a person executing pre-planned transactions pursuant to a Rule 10b5-1 plan established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against allegations of insider trading.

1.	I hereby represent to MSSB that, as of the date of my signature below:

a.	I am not in possession, and am not aware, of any material nonpublic information about the securities which are the subject of this Plan or the Issuer of such securities;

b.	I am entering into this Plan in good faith and not as part of a plan or scheme to evade any law, including, without limitation, the federal securities laws or any law governing insider trading;

c.	I understand that the protections of the Rules may not apply if I alter this Plan or deviate from the instructions in any way, other than in accordance with the modification provisions of this Plan and applicable law;

d.	I own the securities which are the subject of this Plan free and clear and I acknowledge and confirm that:

(i)	Neither I, nor the securities subject to this Plan are subject to any pledges, liens, security interests or other impediments to transfer (except for those which I have entered into with MSSB or limitations imposed by Rule 144, if applicable), nor is there any contractual restriction or litigation, arbitration or other proceeding pending, or to my knowledge threatened, that would prevent or interfere with the exercise of options (“Options”) to purchase shares (“Shares”) of the Issuer or sale of Shares under this Plan; and

(ii)	The execution and delivery of this Plan by me and the transactions contemplated by this Plan will not contravene applicable law or any agreement or other instrument binding on me or any of my affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over me or my affiliates.

e.	While this Plan is in effect, I will not enter into any corresponding or hedging transaction or position with respect to the securities which are the subject of this Plan (including, without limitation, with respect to any securities convertible or exchangeable into common stock of the Issuer) and, unless this Plan is modified or terminated in accordance with the terms hereof, I agree not to alter or deviate from the terms of this Plan;

f.	I agree not to, directly or indirectly, communicate any information relating to the Shares or the Issuer to any employee of MSSB or its affiliates who is involved, directly or indirectly, in executing this Plan at any time while this Plan is in effect or attempt to exercise any influence over how, when or whether to effect any sales of Shares pursuant to this Plan;

g.	I represent that this Plan conforms with the trading policies of the Issuer, and I acknowledge and confirm that I have provided MSSB with an Issuer Representation letter dated as of the date of this Plan signed by an authorized representative of the Issuer substantially in the form of Part IV – Exhibit A to this Plan;

h.	I agree to notify MSSB in writing to the individuals set forth in Part I – Account and Plan Information as soon as practicable if I become aware of:

(i)	any restriction that would prohibit any sale pursuant to this Plan (other than any such restriction relating to my possession or alleged possession of material nonpublic information about the Issuer or its securities). Such notice will indicate the anticipated duration of the restriction, but will not include any other information about the nature of the restriction or its applicability to me and will not in any way communicate any material nonpublic information about the Issuer or its securities to MSB;

(ii)	any change in the Issuer’s insider trading policies;

(iii)	any change in the Issuer’s policies with regard to the timing or method of exercising options covered by this Plan;

(iv)	any change that would cause the sale hereunder not to meet all applicable requirements of Rule 144, if applicable; and

(v)	any stock split, stock dividend or other like distributions affecting the Shares (“Recapitalization”).

i.	I acknowledge that MSSB is not acting as my fiduciary but is acting in a brokerage capacity in connection with the adoption and implementation of this Plan;

j.	I agree that until this Plan has been terminated in accordance with its terms, I will not, without providing prior written notice to MSSB:

(i)	enter into a binding contract with respect to the purchase or sale of any securities of the Issuer with another broker, dealer or financial institution (each, a “Financial Institution”);

(ii)	instruct another Financial Institution to purchase or sell any securities of the Issuer; or

(iii)	adopt a plan for trading with respect to any securities of the Issuer other than this Plan.

k.	If I am a director or executive officer of the Issuer, then I am not subject to any current pension fund blackout period applicable to such Issuer, and I have not received written notice of the imposition of, nor am I aware of, the actual or approximate beginning or ending dates of any such blackout period and I further acknowledge and agree that I may not modify or otherwise alter this Plan in such circumstances;

l.	I represent that I am not entering into this Plan on behalf of, or with the assets of, an individual retirement account or individual retirement annuity, or any employee retirement or employee benefit plan (such as, for example, a Keogh or “HR-10” plan). [Explanatory Note: A plan involving the sale of stock acquired through the exercise of employee stock options would not be “on behalf of, or with the assets of” any of the types of plans referred to in this paragraph.]

m.	I represent that my account is not an “employee benefit plan” with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a “plan” as defined under Section 4975(e) of the Internal Revenue Code of 1986, as amended, or any entity whose underlying assets include the assets of any such plan by reason of such a plan’s investment in such entity.

B.	Section 16 Representations (note: may not be applicable for some plans).

1.	I understand that it is my responsibility to comply with all applicable laws (including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, if applicable) and policies of the Issuer of the securities with respect to the transactions contemplated by this Plan (“Covered Transactions”) and agree to comply with all such laws and policies;

2.	If I have specified that I am subject to the requirements of Section 16 of the Exchange Act, I agree to complete, execute and deliver to MSSB a Section 16 Authorization Letter substantially in the form of Part IV – Exhibit C to this Plan;

3.	I understand that federal securities laws may require me to disgorge all profits earned in connection with any purchase and sale of securities that occurs within six months of each other if I own 10% or more of any class of the Issuer’s equity securities, or if I am an officer or director of the Issuer (i.e., “short-swing profits”). I further understand that it is my own responsibility to ensure compliance with such short-swing profit rules, and I will seek my own counsel with respect to ensuring compliance with such rules;

4.

I understand that there are securities laws and rules that require certain persons to timely file reports with the Securities and Exchange Commission (the “SEC”) as to the shareholder’s purchases and sales of the Issuer’s securities (including, without limitation, Section 13 and Section 16 of the Exchange Act). I understand that it is my responsibility to ensure compliance with such rules in a timely manner to the extent applicable, and I will seek my own counsel with respect to whether and when such reports might need to be filed. MSSB will not be required to:

(i) make any of these filings on my behalf, (ii) review any Exchange Act filing made by me, or (iii) determine whether any Exchange Act filing by me has been made on a timely basis. MSSB will not be liable to me for any misstatement, omission or defect in any of these filings; and

5.	I understand that the laws governing insider trading are fact-specific and that MSSB does not and cannot guarantee that any transaction that is executed pursuant to this Plan will be deemed covered by the protections of the Rules.

C.	Sales of Restricted Stock or Control Stock Purchase to SEC Rule 144 (note: may not be applicable for some plans).

1.	I understand that this Plan is applicable only as to securities that are freely-tradable and that are not subject to any restrictions against purchase or sale. If I am considered an “Affiliate” within the meaning of Rule 144, then I understand that the provisions of that rule may limit the number of Shares I can sell at any given time. In the event there is a conflict between the quantity of securities that I have directed to be sold and any lesser amount of Shares that are permitted to be sold pursuant to Rule 144 or other securities laws or rules, I hereby direct that the maximum limits established by such other laws or rules shall govern. In no event will MSSB effect any sale if such sale would exceed the then-applicable limitation under Rule 144 assuming MSSB’s sales under this Plan are the only sales subject to that limitation.

2.	I agree not to take nor to cause any person or entity with which I would be required to aggregate sales of stock pursuant to Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144, including volume limitations.

3.	I instruct Morgan Stanley Smith Barney to conduct all sales pursuant to this Plan in accordance with the manner of sale under Rule 144(f) and current public information requirements of Rule 144(c).

4.	I agree to timely provide completed and signed Rule 144 paperwork to MSSB (including, without limitation, a Seller Representation letter dated as of the date of this Plan substantially in the form of Part IV – Exhibit A to this Plan prior to the Adoption Date). I acknowledge that MSSB requires this paperwork to facilitate Rule 144 trades for my account. Consistent with Rule 144 – Notice of Proposed Sale to the Securities and Exchange Commission. In order for MSSB to complete this paperwork, I authorize MSSB to maintain my pre-signed Forms 144 in safekeeping and to complete these forms as necessary before submitting them to the SEC. I further agree to release, hold harmless and discharge MSSB and their affiliates, agents, officers, successors and insurers from any and all claims, demands, losses, liabilities, damages and other expenses which may be sustained at any time relating to its facilitating transactions and completing necessary paperwork on my behalf under Rule 144.

D.	Implementation, Modification, Suspension and Termination.

1.	Implementation of Plan.

a.	MSSB will sell the Shares subject to this Plan in accordance with the terms of this Plan for my account in accordance with the principles of best execution provided that MSSB may execute orders on a “not held” basis. Morgan Stanley Smith Barney considers several factors, including price, the available liquidity pool, execution speed, transaction costs, service and opportunities for price improvement in determining where to route customer orders for execution. A “not held” or “working order” permits MSSB to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. However, MSSB will not sell any Shares subject to this Plan at a price less than the Limit Price, if applicable.

b.	MSSB may sell the Shares subject to this Plan on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. I agree that if MSSB or its affiliates is a market maker or dealer in such Shares at the time that any sale is to be made under this Plan, MSSB or its affiliates may, at its sole discretion, purchase such Shares in its capacity as market maker or dealer.

c.	I agree to deliver the Shares subject to this Plan to the extent I currently own such Shares into an account at MSSB in my name and for my benefit prior to the Selling Start Date. I understand that this Plan shall not be effective until I establish a valid account at MSSB to hold the Shares.

2.	Modification of Plan.

a.	I may not modify this Plan unless:

(i)	Such modification is accepted in writing by MSSB;

(ii)	I provide MSSB with:

(a)	an Issuer Representation Letter substantially in the form of Part IV – Exhibit A to this Plan;

(b)	a Seller Representation Letter substantially in the form of Part IV – Exhibit B to this Plan;

(c)	a modification letter and new trade schedule(s) in which I represent that, among other things, on the date of such modification that I am not aware of any material, non-public information regarding the Issuer or any of its securities (including the Shares), that the modification is being made in good faith and not as part of a scheme to evade the Rules, and that my representations and warranties contained in this Plan are true at and as of the date of such letter as if made at and as of such date; and

(d)	such modification occurs only outside of any “blackout periods” set forth in the Issuer’s insider trading policy and procedures.

b.	I further understand that MSSB requires a 14 day period from the adoption of such modification to the date when trading may resume following such modification. The issuer may impose additional requirements as a condition of allowing me to modify this Plan, including, but not limited to, an additional period of time which must elapse before trading may resume following such modification. I agree to comply with any such additional requirements imposed by Issuer and to advise MSSB of such requirements. I further agree that any such modification of this Plan shall be undertaken at my own risk without liability or consequence to MSSB.

3.	Suspension of Plan.

a.	I understand that trading under this Plan may be suspended if MSSB has received written notice from the Issuer or from me of a legal, regulatory or contractual restriction applicable to the Issuer or to me. Upon receipt of such written notice, I expressly authorize MSSB to suspend trading as soon as practicable and trading shall not resume until MSSB has received written notice of the lifting of such suspension or the resolution of the underlying restriction. If the events giving rise to a suspension of trading cannot be resolved (as determined by MSSB in its sole discretion), I understand and acknowledge that MSSB reserves the right, in its sole discretion, to terminate this Plan in accordance with the provisions contained herein. In the event of a suspension, MSSB will resume effecting trades in accordance with this Plan as soon as MSSB determines that it is reasonably practical to do so.

b.	Upon the resumption of trading following a suspension, any trades having a Sales Period End Date scheduled to have occurred during such suspension period shall be deemed to have expired as of that scheduled Sales Period End Date as defined in Trade Schedule A or B, as applicable. Any trades having a Sales Period Start Date scheduled to have occurred during the period of suspension shall be placed as soon as practicable for the balance of time remaining until the Sales Period End Date applicable to such trade. All other trades shall be placed as originally indicated in this Plan.

4.	Termination of Plan.

a.	I understand that this Plan will terminate at market close on the Plan End Date or, if earlier, upon the completed sale of the maximum Shares subject to this Plan. In addition, this Plan shall terminate, regardless of whether the maximum Shares have been sold, upon any of the following events:

(i)	MSSB receives written notice of my death;

(ii)	MSSB receives written notice of the commencement or impending commencement of any proceedings in respect of or triggered by my bankruptcy or insolvency;

(iii)	MSSB receives written notice of a valid instruction to transfer all or substantially all of the assets within my securities account at MSSB to another broker-dealer;

(iv)	MSSB receives two days’ written notice from me terminating this Plan (Which may be given for any reason);

(v)	I receive written notice from MSSB terminating this Plan (which may be given for any reason); and

(vi)	If I fail to comply in any material respect with any applicable law and/or any obligation under this Plan.

(vii)	Upon my or the Issuer’s demonstrating to MSSB that any of the following contingencies have occurred:

(a)	A public announcement has been made of a tender offer involving the Issuer’s securities;

(b)	A definitive agreement has been announced relating to a merger, reorganization, consolidation or similar transaction in which the securities covered by this Plan would be subject to a lock-up provision;

(c)	A sale has been made of all or substantially all of the assets of the Issuer on a consolidated basis to an unrelated person or entity, or if a transaction affecting the Issuer occurs in which the owners of the Issuer’s outstanding voting power prior to the transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction;

(d)	A dissolution or liquidation of the Issuer takes place or there is a commencement or impending commencement of any proceedings in respect of or triggered by the Issuer’s bankruptcy or insolvency; or

(e)	That this Plan or its attendant transactions may violate existing, new or revised federal or state laws or regulations, or may cause a breach of a contract or agreement to which the Issuer is a party or by which the Issuer is bound.

b.	In no event shall MSSB be deemed to have breached or failed to comply with this Plan if MSSB does not receive written notice from me or the Issuer of the above contingencies prior to the placement of a scheduled order under this Plan.

E.	Indemnification; Limitation of Liability

I understand that the purpose of this Plan is to provide me with an affirmative defense against charges of insider trading and that MSSB can make no representation or guarantee that any transaction entered according to this Plan will not subsequently be found to violate federal or state laws or rules governing securities transactions. Therefore, in consideration directors, officers, employees and affiliates (including, without limitation, Morgan Stanley & Co. LLC) from any claim, loss, damage, liability or expense (including without limitation, any legal fees and expenses reasonably incurred) arising out of or attributable to this Plan (including, without limitation, any representations or warranties I have given or will give under or in connection with this Plan) or any transaction or transactions executed pursuant to this Plan or from any deviation I might make from this Plan. This indemnification will survive termination of this Plan.

Notwithstanding any other provision hereof, MSSB shall not be liable to me for (i) any special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond MSSB’s reasonable control, including but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, outbreak or escalation of hostilities or other crisis or calamity, severe weather, market disruptions, material disruptions in securities settlement, payment or clearance services or other causes commonly known as “acts of God”.

F.	Notice.

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail and made to the applicable persons indicated in Part I – Account and Plan Information. The parties acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidential and other risks associated with such distributions.

G.	Miscellaneous.

1.	Additional Documents. I agree to complete, execute and deliver to MSSB any additional forms or other paperwork pursuant to this Plan at such times and in such form as MSSB may reasonably request.

2.	My Obligation to Consult Legal Advisors. I agree that I will not enter into, modify, suspend or terminate this Plan except upon consultation with my own legal advisors.

3.	Inconsistent Provisions. If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed rescinded to the extent required in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

4.	Market Disruptions and Other Unusual Situations. I understand that MSSB may not be able to effectuate a sale due to a market disruption or a legal, regulatory or contractual restriction to which it, or its affiliates, me or my affiliates may be subject (as determined by MSSB in its sole discretion). If any transaction cannot be executed due to a market disruption, a legal, regulatory, or contractual restriction applicable to MSSB, or any other event, MSSB agrees to effectuate such sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event; provided that such date does not exceed the Sales Period End Date for that order or the Plan End Date, or fall within a No Sales Period as defined in Trade Schedule A and/or B of this Plan.

5.	Non-Market Days and Trading Restrictions. If a I have given instructions that require an order to be entered on a particular date, and the date that I have selected for a transaction falls on a day when the applicable primary market for the security is closed, then I direct that the transaction occur on the next regular business day on which such market is open following the original date indicated; provided that such date does not exceed the Sales Period End Date for that order or the Plan End Date or falls within a No Sales Period as defined in Trade Schedule A and/or B of this Plan.

6.	State Insider Trading Laws. I understand that some states may have their own laws that relate to insider trading. I understand that MSSB makes no representation to me with respect whether this Plan conforms to the laws of any particular state, and that I will seek the advice of my own counsel with respect to matters of state law.

7.	Prices. All references in this Plan to per share prices will be before deducting any commission equivalent, mark-up or differential and other expenses of sale.

8.	Other Shares. I may instruct MSSB to sell Shares other than pursuant to this Plan. The parties hereto agree that any such sale transaction will not be deemed to modify this Plan unless in connection with this transaction this Plan is modified pursuant to the process set forth in subsection D.2 above.

9.	Adjustments to Share and Dollar Amounts. The exercise and sale prices, and number of Options to be exercised and Share to be sold, will be adjusted following such time and I or the Issuer notifies MSSB promptly of a Recapitalization, which shall be made by providing a new schedule reflecting the adjustment in Shares and prices after the Recapitalization.

10.	Effect of Instructions on Other Agreements with Morgan Stanley Smith Barney. Subject to “Entire Agreement; Subsequent Plans” subsection below, nothing in this Plan changes any other terms or agreements that are already applicable to my account or accounts, or that otherwise exist between MSSB and me.

11.	Entire Agreement; Subsequent Plans. This Plan constitutes the entire agreement between the parties with respect to this Plan and supersedes any prior agreements or understandings with respect to this Plan. I understand that if I enter into a subsequent 10b5-1 trading plan, that plan will not amend, suspend or terminate this Plan unless explicitly agreed to by MSSB in writing.

12.	Assignment. My rights and obligations under this Plan may not be assigned or delegated without the written permission of MSSB. MSSB may assign or delegate any or all of its rights or obligations under this Plan to a company affiliated with, or a successor to, MSSB or to any assignee to which MSSB determines to assign all or part of its business relating to sales plans of this kind. Any such assignment will not affect the status, or be deemed to be an amendment, of this Plan, the purpose of which is to provide me with an affirmative defense against charges of insider trading.

13.	Choice of Law Regarding Interpretation of Instructions. This Plan shall be construed in accordance with the internal laws of the State of New York.

14.	Enforceability in the Event of Bankruptcy. The parties acknowledge and agree that his Plan is a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”) and shall be entitled to all of the protections afforded to such contracts under the Bankruptcy Code.

15.	Headings. Headings used in this Plan are provided for convenience only and shall not be used to construe meaning or intent.

16.	Counterparts. This Plan may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were placed upon the same instrument.

By signing this Plan I agree that I have read and understood all of the disclosures and representations outlined in this Plan and applicable Trade Schedules.

Seller		Morgan Stanley Smith Barney LLC
SBL LLC

By:	/s/ Jack E. Golsen	By:
Name: Jack E. Golsen		Name:

Title: Manager		Title:

Adoption Date: May 20, 2015		Date:

PART IV

Exhibit A

Instructions: To be reviewed and executed by an authorized representative of the Issuer.

Issuer Representation Letter

Reference is made to that certain Sales Plan dated May 20, 2015 (the “Plan”) between SBL, LLC (“Seller”) and Morgan Stanley Smith Barney LLC (“MSSB”) relating to the sale of common shares (the “Shares”) of LSB Industries, Inc,. (the “Issuer”).

As an authorized representative of the Issuer, I hereby represent and covenant on the Issuer’s behalf that:

1. The Seller’s affiliate status at the Issuer is a (check the applicable boxes):

☒	144 Affiliate of the Issuer

☒	Section 16 Insider

☒	Subject to the Issuer’s insider trading windows

☐	Not Applicable

2. The Plan does not violate the Issuer’s insider trading policies and, to the best of the Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates as of the date of hits representation that would prohibit Seller from entering into the Plan or prohibit any sale pursuant to the Plan

3. If the Plan covers Shares that Seller has the right to acquire under outstanding stock options, the Issuer acknowledges that Seller has authorized MSSB to serve as Seller’s agent and attorney-in-fact to exercise such stock options to purchase the Shares from time to time pursuant to the Plan. The Issuer agrees to accept, acknowledge and effect the exercise of such options by MSSB and the delivery of the underlying Share to MSSB (free of any legend or statement restricting its transferability to a buyer) upon receipt of a completed Trade Schedule A – Notice and Authorization of Exercise of Stock Options of Sale included in Part II of the Plan.

Dated: June 2, 2015.

By:	/s/ Tony M. Shelby, V.P.
Name: Tony M. Shelby
Title: Executive Vice President – Chief Financial Officer

Exhibit B

Instructions: May not be applicable for some plans. To be reviewed and executed only by those sellers required to sell shares pursuant to Rule 144.

Seller Representation Letter

Morgan Stanley Smith Barney LLC

One New York Plaza, 38th Floor

New York, NY 10004

Attention: 10b5-1 Preset Diversification Program Department

Re: Sale of 150,000 Shares (the “Stock”) of LSB Industries, Inc. (the “Issuer”) Pursuant to Rule 144

Dear Sirs/Madams:

The undersigned, Jack Golsen, proposed to sell the above-referenced Stock of the Issuer through Morgan Stanley Smith Barney LLC (“MSSB”) in accordance with the requirements of Rule 144 under the Securities Act of 1933, as amended (the “Act”). The undersigned is an “affiliate” of the Issuer as that term is defined in Rule 144(a)(1). Accordingly, the undersigned delivers to you herewith a signed copy of a Notice of Proposed Sale of Securities Pursuant to Rule 144 (Form 144) relating to such sale, and confirms to you that the statements made therein are true and complete and represents to and agrees with you that:

1.	The undersigned does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1);

2.	The Issuer is not, and has not been, a shell issuer as that term is defined in Rule 144(i)(1);

3.	With respect to any shares of the Stock that are restricted securities, as that term is defined in Rule 144(a)(3), a minimum of 6 months has elapsed since the date of acquisition of the Stock from the Issuer or an affiliate of the Issuer, and payment of the full purchase price, by the undersigned;

4.	At the time of any sale of the Stock for the account of the undersigned, the number of shares of the Issuer’s common stock sold by the undersigned or for the undersigned’s account and by or for the account of any person whose sales are required by paragraph h(a)(2) and paragraph (e)(3) of Rule 144 to be aggregated with sales by or for the undersigned (other than shares sold pursuant to a registration statement under the Act, an exemption provided by Regulation A under the Act, or an exemption contained in Section 4 of the Act) will not exceed the amounts permitted by Rule 144(e);

5.	The undersigned has no solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy the Stock in anticipation of or in connection with such proposed sale, and such sale shall be made in accordance with Rule 144(f);

6.	The undersigned has not made, and will not make, any payment in connection with the offering or sale of the Stock to any person other than the usual and customary compensation to MSSB;

7.	No share of the Stock is subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance, other than those which may have been entered in to between the undersigned and MSSB;

8.	The undersigned authorizes MSSB to complete the Form 144 (“Form 144”) and this Seller’s Representation Letter (this “Letter”), including, but not limited to, completing the number of shares of Stock to be sold and any dates, as may be necessary to reflect my instructions, which may be written or oral, and the facts of the transaction as effected, and to use Form 144 and this Letter as appropriate to comply with Rule 144 and to effect settlement of any sale made in conjunction herewith; and

9.	The undersigned agrees to notify MSSH promptly if there are any changes to the facts or representations set forth in this Letter or in the accompanying Form 144 (if applicable) and hereby authorizes MSSB, if MSSB deems it necessary, to contact the Issuer, its counsel, its transfer agent, and their agents and representatives concerning this transaction. MSSB and its agents and representatives, the Issuer, its transfer agent and their agents and representatives may rely on the accuracy of the information contained in this Letter.

Sincerely yours,

/s/ Jack E. Golsen	May 20, 2015
SBL LLC Jack E. Golsen, Manager	Date

Exhibit C

Instructions: May not be applicable for some plans. To be reviewed and signed only by those sellers who are required to comply with Section 16 of the Exchange Act. Not required if MSSB already has an Authorization Letter on file for the Seller. If required, this Authorization Letter will be provided to the Issuer’s Section 16 Compliance Officer.

Section 16 Authorization Letter

In order to comply with the 2-business-day filing requirement for officers, directors and others subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the issuer identified below (the “Issuer”) has requested that I authorize Morgan Stanley Smith Barney LLC (“MSSB”) to provide certain information to the Issuer.

I.	Definitions

“Covered Accounts” includes any account at MSSB owned or controlled by any person whose transactions may be attributed to me under Section 16.

“Covered Transactions” includes any transaction involving any equity security of the Issuer, including purchases, sales, conversions of convertible securities, entry into, exercise, or expiration of derivative securities, and security futures transactions.

“Section 16 Compliance Officer” means the person authorized by the Issuer to pre-clear my transactions.

II.	Authorization and Representations. By signing this Section 16 Authorization Letter, I agree to the following:

I authorize the Issuer and MSSB to implement procedures for reporting to the Issuer all Covered Transactions in all Covered Accounts, and I understand that, as the beneficial owner of the securities, as that term is used in Section 16 of the Exchange Act, I am solely responsible for making timely and complete filings under Section 16.

Upon execution of any Covered Transaction (including transactions pursuant to Rule 10b5-1 plans) and in no event later than the business day immediately following the trade date, I authorize MSSB to provide the terms of the transaction to the Issuer’s Section 16 Compliance Officer. I understand that MSSB shall not be responsible for any rejected or undeliverable emails or faxes sent to the appropriate electronic address or number set forth below.

I represent that the information on this Section 16 Authorization Letter is complete and accurate, I agree to update the information as soon as practicable after any change in the information, and I represent that I will not enter into a Covered Transaction at any time when the information is not complete and accurate.

III.	Client Information

NAME OF CLIENT: SBL LLC

NAME OF ISSUER: LSB Industries, Inc.

(complete a separate Section 16 Authorization Letter for each Issuer)

NAME OF SECTION 16 COMPLIANCE OFFICER: Heidi Brown

COVERED ACCOUNTS:

Account Name	Account Number
SBL LLC	073—112986

E-MAIL NOTICES:

E-mail notice to the Issuer’s Section 16 Officer shall be given to the following

e-mail address: HBrown@lsbindustries.com.

/s/ Jack E. Golsen		May 20, 2015
SBL LLC Jack E. Golsen, Manager	Date